Exhibit 99.2
ARMSTRONG ENERGY, INC.
COMPENSATION COMMITTEE CHARTER
I.	Purpose
     The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Armstrong Energy, Inc. (the “Company”) is to discharge the Board’s responsibility relating to compensation of the Company’s directors and executive officers, evaluate the performance of the Company’s executive officers in light of the goals and objectives of the Company, and recommend to the Board for approval the compensation plans, policies, and programs of the Company.
II.	Composition of the Committee
     The Committee shall consist of three or more directors, as determined from time to time by the Board. Each member of the Committee shall 1) satisfy the independence requirements of the NASDAQ Stock Market; 2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); 3) be an “outside director” under regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and 4) be independent in accordance with the requirements of Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
     The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee and shall serve until his or her successor is duly appointed, or until such member’s earlier resignation or renewal. The Board may remove or replace any member at any time and for any reason, with or without cause. The Board shall appoint one of the members of the Committee as Chairperson. The Chairperson, or in his or her absence a member designated by the Chairperson, will chair all meetings of the Committee and set the agenda for Committee meetings.
III.	Meetings and Procedures
     The Committee shall meet at least twice each year and more frequently as the Committee deems necessary or desirable. A majority of the members of the Committee present in person or by telephonic means shall constitute a quorum for a meeting and the affirmative vote of the majority of members present at a meeting in which a quorum is present shall constitute the action of the Committee. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s certificate of incorporation, Charter or Bylaws.
     The Committee may, at its own discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, or any other financial personnel employed or retained by the Company or any other person whose presence the Committee believes to be necessary or appropriate. In all cases, however, the CEO and any other officers shall not be present at meetings at which their compensation or performance is discussed or determined. Also, the Committee may exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.
     The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Company.
     The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.
IV.	Authority and Responsibilities
     The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority, to the extent it deems necessary or appropriate, to retain and terminate its own special legal counsel, compensation consultants, or other experts or consultants, with such fees paid at the Company’s expense.
     The Committee shall have the following authority and responsibilities:
• To establish and annually review and approve corporate goals and objectives relevant to the compensation of the Company’s chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of these goals and objectives, and determine and approve the CEO’s compensation based on this evaluation. No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as a director.
• To approve the compensation of all other executive officers.
• To review and approve and, when appropriate, recommend to the Board for approval, the employment agreements and severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans.
• To review and approve and, when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval by the stockholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including:
-	Setting performance targets relating to performance-based equity awards as appropriate, and committing to writing any and all such performance targets for all executive officers who may be “covered employees” under Section

162(m) of the Code in order for such target to be “pre-established” within the meaning of Section 162(m);

-	Certifying that any and all performance targets used for any performance-based equity compensation plans or awards have been met before vesting, before payment of any award amounts, or before exercise of any executive award granted under any such awards or plans;

-	Reviewing, recommending and approving any awards under any equity compensation plan to executive officers and other eligible employees; and

-	Approving which executive officers are entitled to awards under the Company’s equity compensation plans.
• To administer any annual bonus or long-term incentive cash-based compensation plans, including:
-	Setting performance goals as appropriate and committing to writing any and all performance targets for all executive officers who may be “covered employees” under Section 162(m) of the Code within the first 90 days of the performance period to which such target relates or, if shorter, within the period provided by Section 162(m) of the Code in order for such target to be “pre-established” within the meaning of Section 162 (m);

-	Certifying that any and all performance targets used for any performance-based compensation plans have been met before payment of any executive bonus or compensation under any such plans;

-	Reviewing, recommending and approving the amount of any non-performance-based incentive compensation payable to the executive officers; and

-	Approving all amendments to, and terminations of, all cash compensation plans and any awards under such plans.
• To determine stock ownership guidelines for the CEO and other executive officers and monitor compliance by executive officers with such guidelines.
• To periodically review and make recommendations to the Board with respect to the compensation of the Board’s non-management directors.
• To advise the Board with respect to the setting of compensation for senior executives whose compensation is not otherwise determined by the Committee.
• To establish and periodically review all policies concerning executive officer perquisite benefits.
• To review and discuss with management the Company’s Compensation Discussion & Analysis (“CD&A”) and the related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Company’s annual report on Form 10-K and the proxy statement and to produce the compensation committee report on executive officer compensation required to be included in the Company’s proxy statement or annual report on Form 10-K.
• To review, discuss and submit for approval by the Board, as applicable, a recommendation to the Company’s stockholders as to Say-on-Frequency under Rule 14a- 21(b) of the Exchange Act, pursuant to which the Company’s stockholders will vote on whether the Say-on-Pay vote (under Rule 14a-21(a)) will take place every one, two or three years.
• To review the Company’s policies on the tax deductibility of compensation paid to “covered employees” (under Section 162(m)) and, as and when required, administer plans, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m);
• To monitor compliance with the prohibitions on loans to executive officers and directors under the Sarbanes-Oxley Act of 2002.
• To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.
V.	Delegation of Authority
     The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.
VI.	Performance Evaluation
     On an annual basis, the Committee will evaluate its own performance against the requirements of this Charter and report the results of its evaluation to the Board.

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